Exhibit 99.1
NEWS RELEASE
Tekelec to File Form 8-K Updating Restatement
Progress; Company Will Appear
before Nasdaq Listing Qualifications Panel
Morrisville, N.C. — April 19, 2006 — Tekelec (NASDAQ: TKLC) announced that it will file today a Current Report on Form 8-K in which it updates and supplements certain matters it previously discussed in its Form 12b-25 Notification of Late Filing filed with the Securities and Exchange Commission (the “Commission”) on March 17, 2006 and in its Current Reports on Form 8-K filed with the Commission on March 23, 2006, March 17, 2006, and February 21, 2006 (the “Prior Reports”). In today’s Form 8-K, the Company will describe certain matters that the Company expects to address in the restatement of its financial statements and its plans to appear before a Nasdaq Listing Qualifications Panel on April 20, 2006.
Although the Company has not yet completed its review and analysis of various accounting matters or their impact on the Company’s prior financial statements, including the revenue recognition matters previously disclosed, as of today there are five categories of errors that the Company expects to address in the restatement of its financial statements.
1. Revenue Recognition related to the Proper Application of Vendor Specific Objective Evidence (“VSOE”) under Statement of Position 97-2 “Software Revenue Recognition” (“SOP 97-2”)
The Company had historically concluded that it had VSOE for all elements of its multi-element sales arrangements entered into with customers of the Company’s Network Signaling Group (“NSG”). The Company now believes that it should instead have applied the “residual method” for revenue recognition. The Company anticipates that this change in accounting treatment will have a material impact, in the range of 10% or less in any given fiscal year, on net revenues for the years ended December 31, 2001 to December 31, 2005. Specifically, the Company estimates that approximately $70 million to $90 million of net revenue that was previously recognized during these periods will be deferred at December 31, 2005 and recognized as revenues in later periods. The Company has not yet completed its analysis of the impact of these revenue deferrals on the Company’s gross profit margins for the periods affected.
2. Accounting for Customer Warranties
In addition, the Company has concluded that its historical practice of accruing the cost of providing a one-year warranty free of charge for certain product sales rather than deferring a portion of the revenue as would generally be required for postcontract customer support was incorrect. The Company now believes the revenues allocated to the warranty portion of such sales should have been deferred and recognized ratably over the life of the warranty. The Company is not yet able to quantify the impact of this restatement item but expects it to be material to the timing of the related revenue recognized and to affect all business units for each of the periods subject to the restatement.
3. Revenue Recognition Related to the Proper Accounting for Penalties in Customer Contracts
Historically, the Company deferred revenue when it determined that a penalty associated with product delivery may have been “incurred” based on a probability assessment as to whether the penalty would be asserted. The Company now believes that all product revenue subject to forfeiture as a result of the penalties is required to be deferred until the customer’s legal right to assert the penalty has expired. The

Company believes that, as a result of this change, approximately $6 million to $8 million of revenue that was previously recognized from 2001 to 2005, related primarily to NSG sales, must be deferred at December 31, 2005 and recognized in the future period in which the customer’s right to assert the penalty terminates. If these customers assert their rights to these penalties, all or a portion of these deferred revenues may not be recognized. The net impact of the revenue deferral due to the penalty provisions may be less than currently estimated, because some portion of the adjustment may have already been made in connection with the restatement items discussed above.
4. Classification of Customer Support Costs
As reported in the Prior Reports, the Company incorrectly classified certain customer service costs, resulting in an understatement of cost of goods sold and an equal overstatement of operating expenses. This restatement item, as disclosed in an Exhibit to the February 21 Form 8-K, did not impact previously reported revenues, operating income, net income or earnings per share amounts, nor did it have any impact on the Company’s consolidated balance sheets or consolidated statements of cash flows.
5. Certain Financial Statement Presentation and Disclosure Matters
The Company is also continuing to review certain financial statement presentation matters, including (i) adjustments to net certain deferred tax liabilities and deferred tax assets that were previously reported separately; (ii) adjustments to correct certain prior period purchase accounting entries that resulted in a misclassification between accounts receivable and goodwill; and (iii) adjustments to correct miscellaneous accounting and disclosure items primarily associated with the over and under accrual of certain expenses at various reporting dates.
All estimates contained in this press release are subject to change as the Company completes the preparation of its restated financial statements. These estimates have not yet been audited by the Company’s independent registered public accounting firm. The estimates represent the Company’s best judgment as of today and the Company’s final restatement adjustments could differ materially.
The Company also announced that it will appear at a hearing on April 20 before a Nasdaq Listing Qualifications Panel (the “Panel”). As previously announced, the Company received a “notice of delisting” from The Nasdaq Stock Market on March 20, 2006. The Company has also disclosed in the Prior Reports certain potential adverse consequences associated with any delisting of its Common Stock. The Company has requested that the Nasdaq continue the listing of the Company’s Common Stock and grant to the Company an extension of time in which to return to compliance with the Nasdaq listing standards by completing the restatement of its historical financial statements and filing with the Commission its Annual Report on Form 10-K for the year ended December 31, 2005 (the “2005 Form 10-K”) and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006. At the hearing, the Company will describe the progress it has made to date towards completing these tasks. There can be no assurance that the Panel will grant the Company’s request for an extension and continued listing or that, if granted, the extension will be for the duration requested by the Company.
In addition, the Company announced today that it has cash and marketable securities totaling approximately $245 million at March 31, 2006, an increase of approximately $19 million since December 31, 2005.
FORWARD-LOOKING STATEMENTS
Certain statements made in this press release are forward looking, reflect the Company’s current intent, belief or expectations and involve certain risks and uncertainties. The Company’s actual future performance may not meet the Company’s expectations. As discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 (the “2004 Form 10-K”) and other filings with the Commission, the Company’s future operating results are difficult to predict and subject to significant fluctuations. Factors that may cause future results to differ materially from the Company’s current expectations, in addition to those identified in its 2004 Form 10-K and other Commission filings, include, among others, the impact on future operating results in the event of additional restatements or other adjustments in its historical consolidated financial statements beyond those described in the Company’s Prior Reports and the Company’s Current Report on Form 8-K to be filed on April 19, 2006; the Company’s failure to timely file with the Commission its 2005 Form 10-K and the resulting default by the Company with respect to the $125 million outstanding of 2.25% Senior Subordinated Convertible Notes due June 2008; and the Company’s failure to comply with the listing requirements of The Nasdaq Stock Market as a result of the Company’s failure to timely file with the Commission either the 2005 Form 10-K or its Form 10-Q for the quarter ended March 31, 2006. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.
About Tekelec
Tekelec is a leading developer of now and next-generation signaling and switching telecommunications solutions, business intelligence tools and value-added applications. Tekelec’s innovative solutions are widely deployed in traditional and next-generation wireline and wireless networks and contact centers worldwide. Corporate headquarters are located in Morrisville, N.C., with research and development facilities and sales offices throughout the world. For more information, please visit www.tekelec.com.
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Investor Contacts:
Jim Chiafery
Director of Investor Relations
919-461-6825 office
James.chiafery@tekelec.com